NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:               Fred Pevow, President & CEO

                             (713) 336-0844

Gateway enters into a Asset Sales Agreement with GEC Holding, LLC

Houston – (PR Newswire) – December 13, 2012 – Gateway Energy Corporation (OTCBB: GNRG) announced that on December 12, 2012, Gateway Pipeline USA Corporation (“Gateway Pipeline USA”), a wholly owned subsidiary of Gateway Energy Corporation (the “Company”), entered into an asset sales agreement (the “Agreement”) with GEC Holding, LLC (the “Buyer”), pursuant to which Gateway Pipeline USA will sell certain assets, including certain pipelines and pipeline facilities located in Guadalupe and Shelby Counties, Texas, Miller County, Arkansas and Pettis County, Missouri, as well as certain surface contracts, commercial contracts and records related to the operation of the facilities (the “Assets”), to the Buyer.  All of the issued and outstanding capital stock of the Buyer is owned by Frederick W. Pevow, the Chairman and Chief Executive Officer of the Company and Director of Gateway Pipeline USA.  Additionally, Mr. Pevow is the acting President of the Buyer.

The Buyer has agreed to purchase the Assets from Gateway Pipeline USA for the sum of $1,100,000.  The closing of the transactions contemplated by the Agreement is expected to take place on or before the close of business at 5:00 PM, Central Standard Time, on December 31, 2012.  The closing of the Agreement is subject to certain customary closing conditions, including the obtaining of the necessary consents and approvals to the assignment of the Assets.  The closing of the transaction is further conditioned upon the entry of the Company into a Forbearance Agreement with Meridian Bank, in connection with the Company’s existing Credit Agreement.

The Agreement provides that prior to the earlier of (i) December 31, 2012, (ii) the closing of the transactions contemplated by the Agreement or (iii) the termination of the Agreement, the Company, acting through a special committee of its Board of Directors (the “Special Committee”), consisting of David F. Huff, John O. Niemann, Jr. and John A. Raasch, may: (i) furnish information or data to any third party purchaser for a proposed sale of the Assets or other assets in order to raise proceeds of at least $1,100,000 (a “Competing Proposal”), (ii) participate in discussions or negotiations with such party regarding such Competing Proposal; and (iii) subject to the approval of the Board of Directors, enter into a definitive agreement containing a Competing Proposal, but only if (a) such Competing Proposal constitutes a Superior Proposal (as defined in the Agreement), (b) the Company shall have provided written notice to the Buyer (a “Notice of Superior Proposal”) advising the Buyer that the Company has received a Superior Proposal, specifying in writing the true and complete final terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, (c) the Buyer does not, within five Business Days of the Buyer’s receipt of the Notice of Superior Proposal make an offer that the Board of Directors of the Company, acting through the Special Committee, determines in good faith to be more favorable to the Company's stockholders (in their capacities as stockholders) than such Superior Proposal, and (d) simultaneously with the Buyer failing to make the offer described in clause (c) above in the time allotted or the Board of Directors, acting through the Special Committee, making the determination required by clause (c) above that any such offer of the Buyer is not more favorable to the Company's stockholders (in their capacities as stockholders) than such Superior Proposal, as applicable, the Agreement is terminated pursuant to its terms.  Upon any such termination, the Company would pay the Buyer a break-up fee of $33,000.

DB03/807931.0002/9447397.2 MD32

About Gateway Energy

 Gateway Energy Corporation owns and operates natural gas distribution, transportation, and gathering systems onshore in the continental United States and in federal and state waters of the Gulf of Mexico

Safe Harbor Statement

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results (including, without limitation, the future revenue from the assets acquired, our ability to manage the new assets without a material increase in general and administrative expense and Gateway’s financing plans), or which are not historical facts, are “forward-looking” statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words “expect”, “plan”, “believe”, “anticipate”, “project”, “estimate”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.